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Exhibit 99(a)(1)(C)

        SEPRACOR INC.

Offer to Purchase for Cash

Any and All of its Outstanding
0% Convertible Senior Subordinated Notes due 2024

CUSIP Nos. 817315AW4 and 817315AV6

THE OFFER AND WITHDRAWAL RIGHTS IN CONNECTION THEREWITH WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MARCH 16, 2009, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

February 17, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Sepracor Inc., has appointed us to act as Dealer Managers in connection with the enclosed Offer to Purchase dated February 17, 2009 (as it may be supplemented or amended, the "Offer to Purchase") and related form of Letter of Transmittal (as it may be supplemented or amended, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), relating to the offer by Sepracor Inc., a Delaware corporation ("Sepracor"), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer, any and all of its outstanding 0% Convertible Senior Subordinated Notes due 2024 (the "Notes") at a purchase price equal to $970 per $1,000 principal amount of the Notes (the "Purchase Price"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

        The maximum aggregate principal amount of Notes that may be purchased in the Offer is $382,450,000 and is referred to as the "Offer Amount" for the Notes. The Offer Amount is 100% of the aggregate outstanding principal amount of the Notes. The Offer is not conditioned on the receipt of financing or any minimum aggregate principal amount of Notes being tendered. The Offer is, however, subject to certain other conditions. See "THE OFFER—Conditions to the Offer" in the Offer to Purchase.

        Only Notes validly tendered and not validly withdrawn will be subject to purchase pursuant to the Offer. You may tender, and Sepracor will only accept, Notes in denominations of $1,000 principal amount and integral multiples thereof. Sepracor will return all Notes not purchased promptly after the Offer is completed or terminated.

        The Offer expires at Midnight, New York City time, at the end of March 16, 2009, unless the Offer is extended or earlier terminated. We call this time and date, as it may be extended, the "Expiration Time." Notes tendered may be withdrawn pursuant to the terms of the Offer, until the Expiration Time, at which time the withdrawal rights expire, provided, however, that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2009 (40 business days after commencement of the Offer).

        Registered holders of Notes (each a "Holder" and collectively, the "Holders") who tender Notes registered in their own names and who tender their Notes directly to the depositary for the Offer, Global Bondholder Services Corporation (the "Depositary"), will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by Sepracor pursuant to the Offer.

        In all cases, Sepracor will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

        For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

  •
  Offer to Purchase dated February 17, 2009.

  •
  A Letter of Transmittal for the Notes for your use and for the information of your clients, which includes Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup U.S. federal income tax withholding.

  •
  A printed form of letter which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer. This form will enable your clients to tender all or a portion of the Notes that they own.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program pursuant to the instructions in the Offer to Purchase.

        Sepracor will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers and Depositary as described in the Offer to Purchase) for soliciting tenders of Notes in the Offer. Sepracor will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

        Any questions or requests for assistance may be directed to the Depositary: Global Bondholders Services Corporation, 65 Broadway, Suite 723, New York, NY 10006, Attention Corporate Actions, telephone (866) 857-2200 or (212) 430-3774, Facsimile: (212) 430-3775 or to the Dealer Managers for the Offer: Morgan Stanley, 1585 Broadway, New York, NY 10036, (866) 818-4954 or Deutsche Bank Securities, 60 Wall Street, New York, NY 10005, (212) 250-5600. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or any other documents related to the Offer and questions concerning tender procedures should be directed to the Depositary.

Very truly yours,
MORGAN STANLEY
DEUTSCHE BANK SECURITIES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF SEPRACOR, THE DEALER MANAGERS, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF OR AGENT'S MESSAGE), WITH ANY REQUIRED SIGNATURE GUARANTEES, TOGETHER WITH THE NOTES OR AN ELECTRONIC CONFIRMATION THROUGH DTC'S ATOP (TOGETHER WITH A BOOK-ENTRY CONFIRMATION) AND ALL OTHER ACCOMPANYING EVIDENCES OF AUTHORITY AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION TIME IN ORDER FOR A TENDERING HOLDER TO RECEIVE THE PURCHASE PRICE FOR THE TENDERED NOTES. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

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  Exhibit 99(a)(1)(C)